Rule 424(b)(2)
                                                 File No. 33-49669





 PRICING SUPPLEMENT NO. 7, DATED OCTOBER 6, 1995
 (To Prospectus dated June 25, 1993
 and Prospectus Supplement dated September 22, 1995)

 PENNSYLVANIA ELECTRIC COMPANY
 Secured Medium-Term Notes, Series D
 (A Series of First Mortgage Bonds)



 Trade Date:              October 5, 1995

 Principal Amount:        $40,000,000

 Original Issue Date:     October 13, 1995

 Maturity Date:           October 14, 2025

 Issue Price:             100%

 Interest Rate:           7.53%

 Additional Terms:   Redeemable,  at  par,  under certain  limited
                     circumstances,     as     described     under
                     "Description  of  Secured Medium-Term  Notes,
                     Series D --Redemption and Repurchase"  in the
                     Prospectus  Supplement  dated  September  22,
                     1995,  and at  the option  of Company,  on or
                     after   October  13,  2005   at  the  Regular
                     Redemption Prices set forth below:

   (If redeemed during              (If redeemed during
   the twelve months      Regular   the twelve months     Regular
   beginning October 13) Redemption beginning October 13) Redemption
         Year             Price            Year           Price

         2005             103.77%          2015           100.00%
         2006             103.39%          2016           100.00%
         2007             103.01%          2017           100.00%
         2008             102.64%          2018           100.00%
         2009             102.26%          2019           100.00%
         2010             101.88%          2020           100.00%
         2011             101.51%          2021           100.00%
         2012             101.13%          2022           100.00%
         2013             100.75%          2023           100.00%
         2014             100.38%          2024           100.00%
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                                           2025           100.00%
 Agents' Discounts or
  Commissions:            .75%

 Net Proceeds to Company: 99.25%
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